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EXHIBIT 10.2





                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of March 1, 1999, by and between EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation (the "Employer"), and DOYLE L. ROSE, a California resident (the "Executive").

                                    RECITALS

         WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of various radio and television stations, magazines, and related operations (together, the "Emmis Group");
         WHEREAS, Executive is presently employed by Employer pursuant to an oral agreement entered into upon the expiration of Executive's prior employment agreement on February 28, 1998;
         WHEREAS, Employer desires to continue to employ Executive as an executive pursuant to a written agreement, and Executive desires to be so employed; and
         WHEREAS, Employer and Executive agree to memorialize the terms of their relationship herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1. EMPLOYMENT. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive and Executive hereby accepts employment by the Employer. This Agreement supersedes the March 1, 1995 Employment Agreement and any subsequent oral understandings, representations or agreements between the parties.

         2. TERM. The term of Executive's employment hereunder (the "Term") shall commence on March 1, 1999 and continue until February 28, 2001, unless terminated earlier in accordance with the provisions herein. As used herein, the term "Contract Year" means the twelve (12) month period commencing on March 1, 1999 and on each anniversary thereof.

         3. EXECUTIVE'S POSITION, DUTIES, AND AUTHORITY.

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                  3.1 POSITION. Employer shall employ Executive, and Executive shall serve as an executive of Employer and of any successor by merger, acquisition of substantially all of the assets or stock of Employer or otherwise. Executive shall serve as Radio Division President of Employer or in such other position or positions to which the Board of Directors of Employer (the "Board") shall, with Executive's consent, appoint Executive; provided, however, that in the case of any merger involving Employer, acquisition of substantially all of the assets or outstanding stock of Employer or any substantial and material change in the business of Employer, the Board may change Executive's title or duties without Executive's consent so long as Executive's duties are not substantially diminished in importance.

                  3.2 DUTIES AND AUTHORITY. Executive shall have executive duties, functions, authority and responsibilities commensurate with the office or offices he from time to time holds with Employer. Subject to any change pursuant to Section 3.1, Executive's duties, functions, authority and responsibilities hereunder shall be substantially the same as or greater than the duties, functions, authority and responsibilities held by Executive immediately prior to the date hereof.

                  3.3 EMMIS GROUP DIRECTORSHIPS AND OFFICES. If Executive is elected as a director of Employer, Executive shall serve in such position without additional remuneration other than the indemnification provided for in Section 10 hereof. Executive shall also serve without additional remuneration as a director and/or officer of one or more of Employer's subsidiaries if appointed to such position by Employer.

         4. FULL-TIME SERVICES. Executive's services hereunder shall be performed on a full-time basis in a diligent and competent fashion to the best of his abilities. Executive shall not undertake any outside employment or outside business activities without the consent of the Board; provided, however, that subject to satisfaction of his obligations under the preceding sentence, Executive shall be allowed to (i) manage his personal, financial and legal affairs and (ii) serve on civic or charitable boards or committees.

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         5. LOCATION OF EMPLOYMENT. Unless Executive consents otherwise in writing, the headquarters for performance of his services hereunder shall be the offices designated by Employer in or near Los Angeles, California, and Executive shall not be required to relocate his office outside the metropolitan area of Los Angeles, California, subject to such reasonable travel as the performance of Executive's duties in the business of the Emmis Group may require.

         6. BASE COMPENSATION.

            6.1 BASE SALARY. During each Contract Year hereunder, Employer shall pay or cause to be paid to Executive a base salary per annum (the "Base Salary") of Four Hundred Thirty Three Thousand Dollars ($433,000.00), payable in bi-weekly installments.

            6.2 CAR ALLOWANCE. During the Term, Executive shall receive a car allowance paid monthly in the same amount as received by Executive in the month immediately prior to the effective date of this Agreement.

         7. ADDITIONAL COMPENSATION.

            7.1 SIGNING BONUS. Executive is entitled to a cash signing bonus (the "Signing Bonus") in the amount of Three Hundred Thousand Dollars ($300,000.00), payable in two (2) equal installments prior to the execution of this Agreement. By signing below, Executive acknowledges and confirms receipt of both installments of the Signing Bonus.

            7.2 CASH INCENTIVE COMPENSATION. Employer shall establish a
         Target Bonus Plan ("TBP") pursuant to which it shall pay an annual cash bonus to Executive with respect to a particular Contract Year if Executive's performance justifies such a bonus. Executive shall be entitled to receive an annual cash bonus up to a maximum of One Hundred Fifty Thousand Dollars ($150,000.00) each Contract Year (the "Bonus") in an amount to be determined by the Compensation Committee of the Board of Directors (the "Compensation Committee") based on Executive's performance during the Contract Year compared to performance criteria established by the Compensation Committee from time to time. Employer shall have the right to modify the TBP from time to time.

            7.3  EQUITY-BASED INCENTIVE COMPENSATION.

                  (a) Executive has been granted options (the "Executive Options") to acquire one hundred fifty thousand (150,000) shares of Class A Common Stock of Employer at an exercise price per share equal to $40.00 (subject to adjustment for stock splits and stock dividends) pursuant to Employer's 1997 Equity Incentive Plan (the "Plan"). Executive Options for 25,000 shares were forfeited on February 28, 1999, for failure to meet relevant Broadcast Cash Flow Targets.

                  (b) The Executive Options shall be subject to further forfeiture as follows (and shall not be exercisable until all risk of forfeiture has expired):


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                  (1)      Executive Options for 50,000 shares shall be
                           forfeited on each of February 29, 2000 and February 28, 2001, in each case if as of such date Executive is not still an employee of Employer on such date or has not performed under this Agreement.

                  (2) Executive Options for an additional 10,000 shares shall be forfeited on each of February 29, 2000 and February 28, 2001, in each case if as of such date the Broadcast Cash Flow (as defined by Employer for purposes of its financial reports under the Securities Exchange Act of 1934, as amended) for Employer's radio station properties, excluding any radio station properties licensed outside the United States, for the Contract Year concluding on such date (the "Actual Annual Domestic Radio BCF") is not at least 10.0% greater than the budgeted target determined in advance by the Compensation Committee (the "Annual Target BCF").

                  (3) Executive Options for an additional 7,500 shares shall be forfeited on each of February 29, 2000 and February 28, 2001, in each case if as of such date the Actual Annual Domestic Radio BCF is not at least 5.0% greater than the Annual Target BCF.

                  (4) Executive Options for an additional 7,500 shares shall be forfeited on each of February 29, 2000 and February 28, 2001, in each case if as of such date the Actual Annual Domestic Radio BCF is not at least 2.5% greater than the Annual Target BCF.

                  (c) The Annual Target BCF for the Contract Year ending February 28, 2000 is $82,540,000. The Compensation Committee shall set the Annual Target BCF for the following Contract Year prior to the commencement of such Contract Year after consulting with Executive and reviewing Employer's annual budgets for the Radio Division prepared for such Contract Year.

                  (d) Each Executive Option (i) shall become first exercisable on the thirtieth (30th) day following (A) the date of Executive's death during the term of this Agreement or (B) May 30, 2001, if Executive has either completed the entire two-year term of this Agreement and is still an employee of Employer on February 28, 2001, or has become disabled within the meaning of Section 14.2; (ii) shall have a term of five (5) years following the date it becomes first exercisable (except as otherwise provided in the Plan, including without limitation the provisions of Section 18(b) thereof); (iii) shall not be exercisable if Executive has not (A) completed the entire two-year term of this Agreement and is not an employee of Employer on February 28, 2001, (B) died during the term of




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         this Agreement, or (C) become disabled within the meaning of Section
         14.2; (iv) shall permit, at the election of Executive, payment of the exercise price in any one or combination of (A) cash or (B) Class A Common Stock of Employer owned by Executive valued on the business day preceding the date of exercise at its Fair Market Value (as defined in the Plan); (v) shall be evidenced by a written grant agreement executed on behalf of Employer on the date of grant; and (vi) shall be exercisable for Class A Common Stock, without restrictive legends on the certificates therefor other than those appearing on the Class A Common Stock generally.

                  7.4 PERFORMANCE-BASED COMPENSATION. It is the intent of Employer and Executive that all compensation paid pursuant to Sections
         7.2 and 7.3 of this Agreement will be performance-based compensation which will qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended, to be deducted by Employer, and all provisions in Sections 7.2 and 7.3 will be construed to permit the compensation paid thereunder to so qualify.

                  7.5 STOCK GRANT. If Executive completes the entire two-year Term and is still an employee of Employer on February 28, 2001, or if Executive dies during the Term, Executive will be entitled to a grant of Fifteen Thousand Four Hundred (15,400) shares of Class A Common Stock of Employer (the "Stock Grant"). Employer, at its option, may pay the Stock Grant in Common Stock or in cash. If the Stock Grant is paid in cash, such cash payment shall be an amount equal to the Fair Market Value of the Stock Grant on the business day immediately preceding the payment date.

         8. EXPENSES. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive during the term of this Agreement in the performance of Executive's services hereunder upon presentation of expense statements or vouchers or such other supporting information as Employer may reasonably require of Executive.

         9. VACATION AND OTHER BENEFITS. Executive shall be entitled to twenty-five (25) business days of paid vacation per Contract Year (accruing at the rate of 2-1/2 days per month for purposes of calculating payments on termination of employment) which days shall not be cumulative. During the term of this Agreement, Executive shall be eligible to participate in any pension or profit-sharing plan or program of Employer now or hereafter existing in accordance with and to the extent that he is eligible under the general provisions thereof. Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of Employer, now or hereafter existing in accordance with and to the extent that he is eligible under the general provisions thereof.

         10. INDEMNIFICATION. Executive shall be entitled in connection with his employment



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hereunder to the benefit of the indemnification provisions contained in Employer's Amended and Restated Articles of Incorporation or By-Laws or any corporate resolution, as the same may be amended from time to time (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to Executive), to the fullest extent permitted by applicable law. Employer shall in addition cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law, as the same may be amended from time to time, to the fullest extent permitted by such chapter, to the extent required to make Executive whole in connection with any loss, cost or expense indemnifiable thereunder. Executive shall be insured under the Employer's Director's and Officer's Liability Insurance Policy as in effect from time to time. Notwithstanding any other provision of this Agreement to the contrary, any termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

         11. CONFIDENTIAL INFORMATION.

             11.1 NON-DISCLOSURE. Executive acknowledges that certain information concerning the business of Employer is of a confidential nature and that as a result of his employment with Employer, Executive may have received or may hereafter receive confidential information concerning the business of Employer or its subsidiaries which, if known to competitors of Employer, would damage Employer, its subsidiaries or their respective businesses. Executive agrees that during the term of this Agreement and for a period of one (1) year from the termination of this Agreement, by expiration or otherwise (such additional one (1) year period, the "Applicable Period"), Executive will not divulge or appropriate to his own use, or to the use of any third party (other than Employer and its representatives or as directed in writing by Employer), any information or knowledge concerning the business of Employer or its subsidiaries which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of his employment for any reason, Employee will surrender to Employer all documents, brochures, writings, illustrations, price lists, marketing plans, budgets and other such materials which he received from or developed on behalf of Employer through his employment. Executive acknowledges that all such materials are at all times property of Employer.

             11.2 INJUNCTIVE RELIEF. Executive acknowledges that his breach of
         Section 11.1 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this Section 11 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches
         Section 11.1, then



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         Employer shall be entitled to injunctive relief enforcing Section 11.1 to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section 11.1 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-disclosure set forth herein. Accordingly, the obligations set forth in Sections 11.1 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.

         12. NON-INTERFERENCE AND NON-COMPETITION.

             12.1 NON-INTERFERENCE. During the term of this Agreement and for the Applicable Period, Executive will not, directly or indirectly, take any action (or permit any action to be taken by an entity with which he is associated) which has the effect of interfering with (i) on-air talent of Employer or its subsidiaries or (ii) any other employee of Employer. Without limiting the generality of the foregoing, Executive specifically agrees that during the term of this Agreement and for the Applicable Period neither he nor any entity with which he is associated shall hire or engage any on-air talent of Employer or any other employee of Employer to provide services for any other business or solicit them to cease their employment with Employer.

             12.2 NON-COMPETITION (DURING EMPLOYMENT). During the term of this Agreement, Executive will not, without the prior written approval of the Board, engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or shareholder of any corporation, partnership or other entity which is engaged in the radio broadcasting business in any ADI radio market in which any member of the Emmis Group owns, operates or has an interest in (or has owned, operated or had an interest in) any broadcasting station at such time or at any time during the preceding two (2) years. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 12.2.

             12.3 NON-COMPETITION (POST-EMPLOYMENT). During the Applicable Period, Executive will not, without the prior written approval of the Board, engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or shareholder of any corporation, partnership or other


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         entity which is engaged in the radio broadcasting business in any ADI radio market in which any member of the Emmis Group owns, operates or has an interest in (or has owned, operated or had an interest in) any broadcasting station at such time or at any time during the preceding two (2) years. As long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive's ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for the purpose of this Section 12.3.

            12.4 INJUNCTIVE RELIEF. Executive acknowledges and agrees that the provisions of this Section 12 have been specifically negotiated and carefully worded in recognition of the opportunities which will be afforded to Executive by Employer by virtue of his continued association with Employer, and the influence that Executive will have over Employer's employees, customers and suppliers by virtue of Executive's relationships with such persons. Executive further acknowledges that his breach of Section 12.1, 12.2 or 12.3 will cause irreparable injury and damage to Employer, the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach would be inadequate, and that the provisions of this Section 12 have been negotiated and written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 12.1, Section 12.2 or Section 12.3, then Employer shall be entitled to injunctive relief enforcing Section 12.1, 12.2 or 12.3, as the case may be, to the extent reasonably necessary to protect Employer's legitimate interests, without posting bond or other security. If Executive violates Section
         12.1 or 12.3 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference or non-competition set forth herein. Accordingly, the obligations set forth in Sections 12.1 and 12.3 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the Applicable Period began to run and the date of the first violation of the covenants by Executive.

            12.5 CONSTRUCTION. In the event that, despite the express agreement herein of Employer and Executive, any provisions of this Section shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 12 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that the Section shall be severable into its component parts, all as determined by such court or tribunal.

          13. TERMINATION OF AGREEMENT BY EMPLOYER FOR CAUSE.


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              13.1 TERMINATION. Employer may, by action of the Board, terminate
         Executive's employment hereunder for Cause (as defined in Section 13.3 below) in accordance with the terms and conditions of this Section. Following a determination by the Board that Executive should be terminated for Cause, Employer shall give written notice (the "Preliminary Notice") to Executive specifying the grounds for such termination, and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond. If following expiration of such ten
         (10) day period the Board reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination (the "Final Notice").

              13.2 EFFECT OF TERMINATION. In the event of termination for Cause as provided in Section 13.1 above:

                    (i) Executive shall have no further obligations or liabilities hereunder except his obligations under Sections 11 and 12, which shall survive such termination of this Agreement.

                    (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two
         (2) weeks after the termination date:

                         (A) Pay to Executive all unpaid Base Salary with respect to any period ending on or before the termination date, plus the compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the termination date; and

                         (B) Pay to Executive any Bonus which may have been earned for a Contract Year ending on or prior to the termination date pursuant to Section 7.2 but which is unpaid as of the termination date.

              13.3 DEFINITION OF CAUSE. As used herein, "Cause" means either
         (i) action by Executive involving willful or repeated failure, neglect or refusal to perform any material obligation under this Agreement (or any duties assigned to Executive consistent with the terms of this Agreement) at the time and in the manner set forth herein (or in such assignment), and continuation of such breach after written notice and the expiration of a thirty (30) day cure period (provided, however, that it is not the parties' intention that Employer shall be required to provide successive such notices to Executive, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this clause, it may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to
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         cure pursuant to this clause, it may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice or an opportunity to cure); or (ii) Executive's commission of a felony involving moral turpitude or Executive's action, knowing allowance of actions, or omissions which are in violation of the Communications Act of 1934, as amended, or the rules and regulations of the Federal Communications Commission (the "FCC") or which otherwise jeopardize the FCC licenses granted to Employer or its subsidiaries.

         14. DISABILITY.

             14.1 TERMINATION OF EMPLOYMENT. If Executive shall become Disabled (as defined in Section 14.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such disability or nonperformance of duties, until Executive has been disabled for a cumulative period of six (6) months, at which time Executive's employment shall automatically terminate on the last day of such six (6) month period. The date that Executive's employment terminates pursuant to this section is referred to herein as the "Disability Termination Date."

             14.2 DISABILITY DEFINITION. Executive shall be deemed to have become "Disabled" for purposes of this Agreement if, during the term of this Agreement, because of ill health, physical or mental disability or for other causes beyond his control he shall have been unable or unwilling or shall have failed to perform his duties hereunder, as determined by the written opinion of an independent medical physician designated by Employer and reasonably acceptable to Executive.

             14.3 OBLIGATIONS AFTER TERMINATION. Unless Employer exercises its option under Section 14.6 below to reinstate Executive to his full compensation, duties, functions, responsibilities and authority hereunder for the then balance of the original term of this Agreement, Executive shall have no further obligations or liabilities hereunder after a Disability Termination Date except his obligations under Sections 11 and 12 which shall survive. After a Disability Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Sections 10, 14.4, 14.5 and 14.6 below which shall survive.

             14.4 PAYMENT OF UNPAID SALARY AFTER TERMINATION. Employer shall, not later than two (2) weeks after a Disability Termination Date, pay to Executive all unpaid Base Salary with respect to any period ending on or before the Disability Termination Date, plus the compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the Disability Termination Date.

             14.5 POST-TERMINATION COMPENSATION. Following a Disability Termination Date: (i) Employer shall pay to Executive in bi-weekly payments during each Contract

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         Year or partial Contract Year remaining under this Agreement an amount equal to fifty percent (50%) of the Base Salary for such Contract Year or partial Contract Year, and (ii) notwithstanding anything to the contrary contained in Section 7, Executive shall be entitled to retain, for the Contract Year in which the Disability Termination Date occurs, fifty percent (50%) of the Executive Options Executive would have otherwise been entitled to retain, after application of the forfeitures described in Sections 7.3(b)(1) through (4), had Executive been employed by Employer on the last day of the Contract Year in which the Disability Termination Date occurs. Executive Options for 50,000 shares shall be forfeited for the Contract Year subsequent to the Contract Year in which the Disability Termination Date occurs. The benefits required to be paid under this Section 14.5 (beginning with the Base Salary amount) shall be reduced by the amount of any benefits payable to Executive under any group or individual disability insurance plan or policy, the premiums for which are paid by Employer.

             14.6 REINSTATEMENT. If during the original term of this Agreement and subsequent to a Disability Termination Date, Executive shall fully recover from a disability, Employer shall have the right (exercisable within sixty (60) days after written notice from Executive of such recovery), but not the obligation, to reinstate Executive to employment hereunder for the then balance of the original term of this Agreement. In the event of such reinstatement, Employer shall pay Executive at his full level of compensation hereunder and otherwise employ Executive in accordance with the terms and provisions of this Agreement, and Executive shall be considered to have performed under this Agreement during the period between the Disability Termination Date and the date of such reinstatement for purposes of Section 7.3 and any restricted stock bonus awards or Executive Options granted thereunder.

         15. DEATH OF EXECUTIVE.

             15.1 TERMINATION OF AGREEMENT. This Agreement shall terminate upon Executive's death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder (including, but not limited to, any obligation to make payments under Section 14 for any period after Executive's date of death) except its obligations under Section 15.2 below which shall survive such termination.

             15.2 COMPENSATION. Upon Executive's death, Employer shall, not later than two (2) weeks after Executive's date of death:

                  (i) Pay to Executive's estate or designated beneficiary all unpaid Base Salary with respect to any period ending on or before Executive's date of death, plus the


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         compensation equivalent of all unused vacation days earned in the then current Contract Year prior to the termination date; and

                  (ii) Pay to Executive's estate or designated beneficiary the Stock Grant to the extent required under Section 7.5.

             15.3 NO REDUCTION. Amounts payable pursuant to this Section shall not be reduced by the value of any benefits payable to the Executive's estate or designated beneficiary under any life insurance plan or policy.

             15.4 DEATH AFTER TERMINATION. In the event Executive dies after termination of this Agreement pursuant to Sections 13 or 14, all amounts required to be paid by Employer prior to Executive's death in connection with such termination that remain unpaid as of Executive's date of death shall be paid to Executive's estate or designated beneficiary.

          16. NO MITIGATION REQUIRED. Executive shall not be required to mitigate any damages suffered by him by reason of Employer's breach hereof. No amounts payable to Executive by reason of the termination of his employment hereunder shall be subject to reduction or offset, or otherwise diminished, by reason of any other compensation received by Executive.


          17. NOTICES. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

              (a) If to Employer: Emmis Communications Corporation
                                  One Emmis Plaza, 7th Floor
                                  40 Monument Circle
                                  Indianapolis, Indiana 46204
                                  Attn.: Board of Directors

              (b) If to Executive, to him at his address on the personnel records of Employer.

          18. GENERAL.

              18.1 GOVERNING LAW. Employer and Executive acknowledge that Employer is based in Indiana and that Executive, while maintaining an office in California at Executive's request, travels extensively throughout the United States in the course of his duties for Employer. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana. Employer and Executive agree that any and all actions or suits in connection with, arising out of or related to this


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


         Agreement or Executive's employment with Employer will be litigated only in courts of record located in Marion County, Indiana, and Employer and Executive each (i) consent and submit to the personal jurisdiction of any state or federal court located within Marion County, Indiana, (ii) waive any right to transfer or change the venue of any such litigation to a court located outside Marion County, Indiana and (iii) agree to service of process, to the extent permitted by law, by registered or certified mail, return receipt requested, addressed to such party's address as determined pursuant to Section 17 of this Agreement. Each of the agreements in this Section 18.1 is irrevocable to the fullest extent permitted by applicable law.

                  18.2 CAPTIONS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  18.3 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

                  18.4 SUCCESSORS AND ASSIGNS. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive, except that Executive may designate pursuant to Section 18.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate.

                  18.5 AMENDMENTS; WAIVERS. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of Executive and Employer. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

                  18.6 BENEFICIARIES. Whenever this Agreement provides for any payment to Executive's estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).

                  18.7 SEVERABILITY. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.


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


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                         EMMIS COMMUNICATIONS CORPORATION





                                         By:
                                               ---------------------------------
                                               Jeffrey H. Smulyan
                                               Chairman of the Board and Chief
                                               Executive Officer

                                                   "Employer"





                                                --------------------------------
                                                           Doyle L. Rose

                                                           "Executive"


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